Exhibit 10.34

GLOBAL POWER EQUIPMENT GROUP INC.
EXECUTIVE SEVERANCE PLAN

1.                                      Establishment; Purpose.

(a)                                 Establishment.  Global Power Equipment Group Inc. hereby establishes the Global Power Equipment Group Inc. Executive Severance Plan (the “Plan”), as set forth in this document.

(b)                                 Purpose.  The Plan is designed to provide financial protection in the event of unexpected job loss to certain top executives of the Company and its Affiliates who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of management.

2.                                      Definitions.  For purposes of the Plan, the following terms have the meanings set forth below:

“Accrued Benefits” has the meaning given to that term in Section 4(a)(i) hereof.

“Affiliate” means any entity controlled by, controlling, or under common control with, the Company.

“Annual Base Salary” means the Participant’s annual rate of base salary in effect as of the Date of Termination, prior to any reduction that would qualify as a Good Reason termination event.

“Board” means the Board of Directors of the Company.

“Cause” means: (i) the continued failure of Participant to perform substantially Participant’s duties with the Company or any of its Affiliates or Participant’s disregard of the directives of the Board or CEO (in each case other than any such failure resulting from any medically determined physical or mental impairment) that is not cured by Participant within 20 days after a written demand for substantial performance is delivered to Participant by the Company which specifically identifies the manner in which the Company believes that Participant has not substantially performed Participant’s duties or disregarded a directive of the Board or CEO; (ii) willful material misrepresentation at any time by Participant to the Board or CEO; (iii) Participant’s commission of any act of fraud, misappropriation or embezzlement against or in connection with the Company or any of its Affiliates or their respective businesses or operations; (iv) a conviction, guilty plea or plea of nolo contendere of Participant for any crime involving dishonesty or for any felony; (v) a material breach by Participant of his or her fiduciary duties of loyalty or care to the Company or any of its Affiliates or a material violation of the Company’s Code of Business Conduct and Ethics or any other Company policy, as the same may be amended from time to time; (vi) the engaging by Participant in illegal conduct, gross misconduct, gross insubordination or gross negligence that is materially and demonstrably injurious to the Company’s business or financial condition; or (vii) a breach by Participant of his or her obligations under Section 7 of this Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or its delegate.

“Company” means Global Power Equipment Group Inc. and any successor to its business or assets, by operation of law or otherwise.

“Date of Termination” means: (i) if Participant’s employment is terminated by the Company for Cause, or by Participant for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 calendar days after such notice, as the case may be; (ii) if Participant’s employment is terminated by the Company other than for Cause or Disability, or if Participant voluntarily resigns without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date it elects in writing between the date of the notice and the proposed date of termination specified in the notice; (iii) if Participant’s employment is terminated by reason of death, the date of death of Participant; or (iv) if Participant’s employment is terminated by the Company due to Disability, 30 calendar days after Notice of Termination is given (provided that the Participant shall not have returned to the full-time performance of the Participant’s duties during such 30 calendar day period).

“Disability” means the inability of Participant to perform the essential duties of the position held by Participant by reason of any medically determined physical or mental impairment that is reasonably expected to result in death or lasts for 120 consecutive calendar days in any one-year period, all as determined by an independent licensed physician mutually acceptable to the Company and Participant or Participant’s legal representative.

“Eligible Employee” means an individual who is described as such in Section 3(a) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means, except as otherwise provided by the Committee in its sole discretion, a reduction by the Company of Participant’s Annual Base Salary by more than ten percent (10%) (other than an across-the-board reduction which applies in a comparable manner to other senior executives of the Company).  A termination of Participant’s employment by Participant shall not be deemed to be for Good Reason unless (i) Participant gives notice to the Company of the existence of the event or condition constituting Good Reason within 30 calendar days after such event or condition initially occurs or exists, and (ii) the Company fails to cure such event or condition within 30 calendar days after receiving such notice.  Additionally, Participant must terminate his or her employment within 90 calendar days after the initial occurrence of the circumstance constituting Good Reason for such termination to be “Good Reason” hereunder.

“Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Plan relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 calendar days after the giving of such notice).

“Other Benefits” has the meaning given to that term in Section 4(a)(v) hereof.

“Participant” means an Eligible Employee who meets the eligibility requirements and other conditions of Section 3 hereof, until such time as the Eligible Employee’s participation ceases in accordance with Section 3(b) hereof.

“Prior Year Annual Incentive” has the meaning given to that term in Section 4(a)(iii) hereof.

“Pro-Rated Annual Incentive” has the meaning given to that term in Section 4(a)(iv) hereof.

“Qualified Termination” means: (i) any termination of a Participant’s employment by the Company other than for Cause, death, or Disability; or (ii) a termination of employment by a Participant for Good Reason.

“Release” has the meaning given to that term in Section 5 hereof.

“Section 409A” has the meaning give to that term in Section 21(a) hereof.

“STI Plan” means the Company’s Short-Term Incentive Plan, or any successor plan.

3.                                      Eligibility.

(a)                                 Eligible Employees.  Eligibility to participate in the Plan shall be limited to certain key executives of the Company and its Affiliates who (i) are not parties to individual employment agreements that provide for severance benefits, and (ii) are designated, by a duly adopted resolution of the Committee, as Eligible Employees.  The Committee shall limit the class of persons selected to participate in the Plan to a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA.  In lieu of expressly designating Eligible Employees for Plan participation, the Committee may establish eligibility criteria (consistent with the provisions of this Section 3(a)) providing for participation of one or more Eligible Employees who satisfy such criteria.

(b)                                 Duration of Participation. An Eligible Employee shall cease to be a Participant in this Plan if: (i) the Participant ceases to be employed by the Company or an Affiliate, unless such Participant is then entitled to a severance benefit as provided in Section 4(a) or 4(c) of this Plan; or (ii) the Committee removes the Eligible Employee as a Participant under Section 17 of the Plan.  Further, participation in this Plan is subject to the unilateral right of the Committee to terminate or amend the Plan in whole or in part as provided in Section 17 hereof.  Notwithstanding anything herein to the contrary, a Participant who is entitled to a severance benefit as provided in Section 4(a) or 4(c) of this Plan shall remain a Participant in this Plan until the amounts and benefits payable under this Plan have been paid or provided to the Participant in full.  Any severance benefits to be provided to a Participant under this Plan are subject to all of the terms and conditions of the Plan, including Sections 5, 7 and 8(b).

(c)                                  No Employment Rights.  Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Company or an Affiliate to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).

4.                                      Severance Benefits.

(a)                                 Qualified Termination.  Subject to compliance with Sections 5 and 7 hereof, in the event that a Participant incurs a Qualified Termination, the Participant shall be entitled to the compensation and benefits set forth in this Section 4(a):

(i)                                     Accrued Benefits.  The Company shall pay, or cause to be paid, to the Participant the sum of:  (A) the Participant’s Annual Base Salary earned through the Date of Termination, to the extent not previously paid; and (B) any accrued vacation pay, to the extent not previously paid (the sum of the amounts described in clauses (A) and (B) shall be referred to as the “Accrued Benefits”).  The Accrued Benefits shall be paid in a single lump sum within 30 calendar days after the Date of Termination.

(ii)                                  Salary Continuation.  Subject to Section 5 hereof, the Company shall continue to pay, or cause to be paid, to the Participant his or her Annual Base Salary for the one year period commencing on the Date of Termination.  Any severance payable pursuant to this Section 4(a)(ii) will be paid in accordance with the Company’s regular payroll practices in effect at the Date of Termination, commencing on the first payroll date following the date the Release becomes effective and irrevocable in accordance with its terms.  Further, if the period during which Participant’s Release must become effective and irrevocable in accordance with its terms spans two calendar years, then, to the extent required to comply with Section 409A of the Code, any payment to be made under this Section 4(a)(ii) will commence on the first payroll date that occurs in the second calendar year and after the Release has become effective and irrevocable in accordance with its terms.

(iii)                               Prior Year Annual Incentive.  Subject to Section 5 hereof, the Company shall pay to the Participant the amount of any annual incentive under the STI Plan that has been earned by the Participant for a completed fiscal year or other measuring period preceding the Date of Termination (or that would have been earned by the Participant had his or her employment continued through the date such annual incentive is paid to other senior executives), but has not yet been paid to the Participant (the “Prior Year Annual Incentive”), payable in a single lump sum no later than two and one half months following the end of the completed fiscal year or other measuring period.

(iv)                              Pro-Rated Annual Incentive.  Subject to Section 5 hereof, and if and only if the Participant’s Date of Termination occurs at least three full calendar months after the beginning of the Company’s fiscal year, the Participant will be eligible to receive an annual incentive under the STI Plan for the fiscal year during which the Date of Termination occurs, determined as if the Participant had remained employed for the entire year (and any additional period of time necessary to be eligible to receive the annual incentive for the year), based on actual Company performance during the entire fiscal year and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive

(other than discretionary adjustments applicable to all senior executives who did not terminate employment), and assuming that any individual goals applicable to the Participant were satisfied at the “target” level, pro-rated based on the number of days in the Company’s fiscal year through (and including) the Date of Termination (the “Pro-Rated Annual Incentive”).  The Pro-Rated Annual Incentive shall be payable in a single lump sum at the same time that payments are made to other participants in the STI Plan for that fiscal year (pursuant to the terms of the STI Plan but in no event later than  two and one-half months after the fiscal year during which the Date of Termination occurs).

(v)                                 Other Benefits.  To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to Participant (or his or her estate) any other amounts or benefits required to be paid or provided or which Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which Participant is entitled under Part 6 of Subtitle B of Title I of ERISA (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(b)                                 Termination for Cause; Other than for Good Reason.  If Participant’s employment is terminated for Cause, or if Participant voluntarily terminates his or her employment without Good Reason, then the Company shall pay or provide to Participant the Accrued Benefits, payable in accordance with Section 4(a)(i) of this Plan, and the Other Benefits, and no further amounts shall be payable to Participant under this Section 4 after the Date of Termination.

(c)                                  Disability and Death.  If Participant’s employment is terminated for Disability or Participant dies, then the Company shall pay or provide to Participant (or his/her estate or legal representative) (i) the Accrued Benefits, payable in accordance with Section 4(a)(i) of this Plan, (ii) the Other Benefits, (iii) subject to Section 5 hereof, the Prior Year Annual Incentive, payable in accordance with Section 4(a)(iii) of this Plan, (iv) subject to Section 5 hereof, and if and only if Participant’s Date of Termination occurs at least three full calendar months after the beginning of the Company’s fiscal year, the Pro-Rated Annual Incentive, payable in accordance with Section 4(a)(iv) of this Plan, and (v) in the case of termination for Disability, and subject to Section 5 hereof, an amount equal to the excess, if any, of one-half of the Participant’s Annual Base Salary over the aggregate amount payable to Participant under the Company’s short-term disability insurance program, if any, which amount shall be payable over the period commencing on the Date of Termination and ending 6 months thereafter.  Any payments pursuant to Section 4(c)(v) will be paid in accordance with the Company’s regular payroll practices in effect at the Date of Termination, commencing on the first payroll date following the date the Release becomes effective and irrevocable in accordance with its terms.  Further, if the period during which Participant’s Release must become effective and irrevocable in accordance with its terms spans two calendar years, then, to the extent required to comply with Section 409A of the Code, any payment to be made under Section 4(c)(v) will commence on the first payroll date that occurs in the second calendar year and after the Release has become effective and irrevocable in accordance with its terms.

(d)                                 Notice of Termination.  Any termination by the Company for Cause, or by  Participant for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 16.  The failure by the Company or Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Participant, respectively, hereunder or preclude the Company or Participant, respectively, from asserting such fact or circumstance in enforcing the Company’s or Participant’s rights hereunder.

(e)                                  Resignation from All Positions.  Notwithstanding any other provision of this Plan, upon the termination of Participant’s employment for any reason, unless otherwise requested by the Company, Participant shall immediately resign from all positions that he or she holds or has ever held with the Company and its Affiliates.  Participant hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.

5.                                      Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any severance payment under Sections 4(a)(ii), (iii) and (iv) or Sections 4(c)(iii), (iv) and (v) hereof unless:  (a) Participant or Participant’s legal representative first executes within 50 calendar days after the Date of Termination a release of claims agreement in the form attached hereto as Exhibit A, with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law (the “Release”), (b) Participant does not revoke the Release, and (c) the Release becomes effective and irrevocable in accordance with its terms.

6.                                      No Mitigation.  In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

7.                                      Restrictive Covenants.  The Company’s payment obligations and the Participant’s right, if any, to severance benefits under Sections 4(a) or 4(c) hereof shall immediately cease in the event the Committee determines, in its sole discretion, that the Participant has engaged, or has threatened to engage, in any of the following activities: (i) an activity of competition, as specified in any covenant not to compete set forth in any agreement between a Participant and the Company or an Affiliate, including, but not limited to, any equity award agreement, during the period of restriction specified in the agreement prohibiting the Participant from engaging in such activity; (ii) an activity of solicitation, as specified in any covenant not to solicit set forth in any agreement between a Participant and the Company or an Affiliate, including, but not limited to, any equity award agreement, during the period of restriction specified in the agreement prohibiting the Participant from engaging in such activity; (iii) the disclosure or use of confidential information in violation of any covenant not to disclose set forth in any agreement between a Participant and the Company or an Affiliate, including, but not limited to, any equity award agreement, during the period of restriction specified in the agreement prohibiting the Participant from engaging in such activity; (iv) the violation of any development and inventions, ownership of works, or similar provision set forth in any agreement between a Participant and the Company or an Affiliate, including, but not limited to, any equity award agreement; or (v) an activity that the Committee determines entitles the Company to seek recovery from an officer under any compensation recoupment or clawback policy maintained by the Company as in effect on the Date of Termination.  Any such cessation of payment shall not reduce any monetary damages that may be available to the Company as a result of such breach.

8.                                      Effect on Other Plans, Agreements and Benefits.

(a)                                 Relation to Other Benefits.  Unless otherwise provided herein, nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or its Affiliates for which the Participant may qualify, nor, except as explicitly set forth in this Plan, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or any of its Affiliates.  Without limiting the generality of the foregoing, the Participant’s resignation under this Plan with or without Good Reason shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or its Affiliates, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company, its Affiliates or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.  Any economic or other benefit to a Participant under this Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and its Affiliates (except to the extent provided otherwise in any such plan with respect to Accrued Benefits).

(b)                                 Non-Duplication. Notwithstanding the foregoing provisions of Section 8(a), and except as specifically provided below, any severance benefits received by a Participant pursuant to this Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company or its Affiliates (other than a stock option, restricted stock, share or unit, performance share or unit, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment).

9.                                      Section 280G.  In the event it shall be determined that any payment or distribution by the Company or any of its Affiliates to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (the “Total Payments”), is or will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Total Payments shall be reduced to the maximum amount that could be paid to the Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax benefit to the Participant after reducing the Participant’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) benefit to the Participant without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to Section 4(a)(ii) of this Plan, then to the payment made pursuant to Section 4(a)(iii) of this Plan, then to the payment made pursuant to Section 4(a)(iv) of this Plan, and then to any other payment that triggers such Excise Tax in the following order: (i) reduction of cash payments, (ii) cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant), (iii) cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant), and (iv) reduction of any other payments due to the Participant (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis).  All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to Participant shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made at the Company’s expense by the Company’s then current independent auditors, or such other nationally recognized accounting firm selected by the Committee prior to the relevant change of control transaction.

10.                               Administration.  The Committee shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Committee is hereby granted the authority (a) to determine whether a particular employee is a Participant, and (b) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Committee may delegate, subject to such terms as the Committee shall determine, any of its authority hereunder to such person or persons from time to time as it may designate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such delegates as it relates to those aspects of the Plan that have been delegated.  The Committee’s determination of the rights of any person hereunder shall be final and binding on all persons.

11.                               Claims for Benefits.

(a)                                 Filing a Claim. Any Participant or beneficiary who wishes to file a claim for benefits under the Plan shall file his or her claim in writing with the Committee.

(b)                                 Review of a Claim.  The Committee shall, within 90 calendar days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 calendar days after such receipt), send a written notification to the Participant or beneficiary as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant or beneficiary to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant or beneficiary may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.

(c)                                  Appeal of a Denied Claim.  If a Participant or beneficiary wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Committee within 60 calendar days after receipt of such denial. Such Participant or beneficiary (or his or her duly authorized legal representative) may, upon written request to the Committee, review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. A Participant or beneficiary who fails to file an appeal within the 60-day period set forth in this Section 11(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.

(d)                                 Review of a Claim on Appeal.  Within 60 calendar days after receipt of a written appeal (unless the Committee determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 calendar days after such receipt), the Committee shall notify the Participant or beneficiary of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.

12.                               Participants Deemed to Accept Plan.  By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Company or its Affiliates, in any case in accordance with the terms and conditions of the Plan.

13.                               Successors.

(a)                                 Company Successors.  This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

(b)                                 Participant Successors.  The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(b), the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated.

14.                               Unfunded Status.  All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

15.                               Withholding.  The Company and its Affiliates may withhold from any amounts payable under this Plan all federal, state, city or other taxes as the Company and its Affiliates are required to withhold pursuant to any law or government regulation or ruling.

16.                               Notices.  Any notice provided for in this Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient.  Notices to Participant shall be sent to the address of Participant most recently provided to the Company.  Notices to the Company should be sent to Global Power Equipment Group Inc., 400 E. Las Colinas Boulevard, Suite No. 400 Irving, TX 75039, Attention:  General Counsel.  Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by first class mail.

17.                               Amendments; Termination.  The Committee expressly reserves the unilateral right, at any time and from time to time, without either the consent of or any prior notification to any Participant, to amend or terminate the Plan in whole or in part, including without limitation to remove individuals as Participants or to modify or eliminate all or any benefits under Section 4 hereof; provided that no such action shall impair the rights of a Participant who previously has  incurred a Qualified Termination, death or Disability unless such amendment, modification, removal or termination is agreed to in a writing signed by the Participant (or his or her legal representative) and the Company.

18.                               Governing Law.  This Plan shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, without regard to conflicts of law principles.

19.                               Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20.                               Headings.  Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

21.                               Section 409A.

(a)                                 In General.  Section 409A of the Code (“Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to a Participant upon termination of employment).  Failure to comply with these restrictions could result in negative tax consequences to a Participant, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that this Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A.  Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible.  If neither of these exceptions applies, and if a Participant is a “specified employee” within the meaning of Section 409A, then notwithstanding any provision in this Plan to the contrary and to the extent required to comply with Section 409A, all amounts that would otherwise be paid or provided to such Participant during the first six months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day following the six-month anniversary of the Date of Termination.

(b)                                 Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its Affiliates as an employee or consultant, and for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

[END OF DOCUMENT]

EXHIBIT A
GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this [•] day of [•], 20[•], by and between Global Power Equipment Group Inc. (the “Company”) and [•] (“Executive”).

1.                                      Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of [•], 20[•] (the “Separation Date”).

2.                                      Payments and Benefits.  Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 4(a) or 4(c) of the Global Power Equipment Group Inc. Executive Severance Plan (the “Plan”), upon the terms, and subject to the conditions, of the Plan.

3.                                      No Liability. This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.                                      Release.  In consideration of the payments and benefits set forth in Section 2 of this Release, Executive for himself/herself, his or her heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective successors and assigns (the “Company Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing; (d) claims under or associated with any of the Company Group’s incentive compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Fair Labor Standards Act (“FLSA”), the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income

Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group; provided, however, that nothing herein shall release the Company Group from (i) any obligation under the Plan; (ii) any obligation to provide benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date; and (iii) any rights or claims that relate to events or circumstances that occur after the date that the Executive executes this Release.

Without limiting the foregoing paragraph, Executive represents that Executive understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Company as of the date Executive signs this Release.  This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act.  Executive acknowledges that as of the date Executive signs this Release, Executive may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and Executive voluntarily relinquishes any such rights or claims by signing this Release.

In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he or she may have against the Releasees.  However, by executing this Release, Executive hereby waives the right to recover remuneration, damages, compensation or relief of any type in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on Executive’s behalf.

5.                                      Bar.  Executive acknowledges and agrees that if he or she should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 2 of the Release.

6.                                      Governing Law.  This Release shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, without regard to conflicts of law principles.  The Parties agree that any conflict of law rule that might require reference to the laws of some jurisdiction other than Texas shall be disregarded.  Each Party (i) agrees that any action arising out of or relating to this Release shall be brought exclusively in the state courts located in Dallas County, Texas and the United States District Court for the Northern District of Texas (Dallas Division), (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions.

7.                                      Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he or she has been advised by the Company to seek the advice of legal counsel (at Executive’s cost) before entering into this Release. Executive acknowledges that he or she was given a period of at least [21] [45] calendar days within which to consider and execute this Release, and to the extent that he or she executes this Release before the expiration of the [21] [45]-day period, he or she does so knowingly and voluntarily and only after consulting his or her attorney. Executive acknowledges and agrees that the promises made by the Company Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.  Executive acknowledges and reconfirms the promises referred to in Section 7 of the Plan.

8.                                      Revocation.  Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 16 of the Plan by hand or overnight courier before 5:00 p.m. on the seventh day after signing this Release.  This Release will not become effective or enforceable until such revocation period has expired. Executive understands that if he or she revokes this Plan, it will be null and void in its entirety, and he or she will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of this Release.

9.                                      Miscellaneous. This Release is the complete understanding between Executive and the Company Group in respect of the subject matter of this Release and supersedes all prior agreements relating to Executive’s employment with the Company Group, except as specifically excluded by this Release. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company Group to carry out the provisions of this Release.

10.                               Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

GLOBAL POWER EQUIPMENT	EXECUTIVE
GROUP INC.
[Form of Release — Do Not Sign]

By:	[•]
Its: